Exhibit 10.12

Severance and Change of Control Agreement

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into, effective as of April 1, 2015 (the “Effective Date”), by and between CytomX Therapeutics, Inc. a Delaware corporation (the “Company”), and Michael Kavanaugh (“Employee”).

Upon acceptance of this Agreement, the following terms and conditions shall apply to your employment:

1.	Term of Employment and Severance Benefits. It is important for you to understand that California is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. Your employment and this Agreement will be governed by the laws of California. Notwithstanding the foregoing, in the event that the Company terminates your employment at any time without Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), then the Company shall pay a lump sum amount equal to your then current base salary for a period of six (6) months, which will be payable within thirty (30) days following your termination of employment. In addition, the Company will provide and pay the premium cost for you and your dependents, for a period of six (6) months after termination of your employment, of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date and provided that either (a) the Company is able to provide you with such benefits at a cost that is not in excess of the cost that the Company was paying for such benefits for you immediately prior to your termination, or (b) you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company is unable to provide such medical and dental insurance benefits and “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the six months prior to your termination, payable within thirty (30) days following your termination of employment.

2.

Change of Control. In the event that a Change of Control (as defined below) occurs during your employment relationship and within twelve (12) months following such Change of Control, the Company, or any successor thereto terminates your employment without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), then the Company shall (i) pay a lump sum amount equal to your then current base salary for a period of nine (9) months, which will be payable within thirty (30) days following your termination of employment, (ii) pay a lump sum amount equal to three fourths (3/4) of the Annual Bonus you are eligible to receive for the current Calendar year, which will be payable within thirty (30) days following your termination of employment, and (iii) accelerate in full your vesting in all Company options and other equity that you then hold and such options and other equity shall immediately become exercisable in full. In addition, the Company will provide and pay the premium cost for you and your dependents, for a period of nine (9) months after termination of your employment, of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date

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and provided that either (a) the Company is able to provide you with such benefits at a cost that is not in excess of the cost that the Company was paying for such benefits for you immediately prior to your termination, or (b) you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company is unable to provide such medical and dental insurance benefits and “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the nine months prior to your termination, payable within thirty (30) days following your termination of employment.

3.	Release. The Company’s obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company (the “Release”) which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following your termination of employment. If the Release has been signed and any applicable revocation period has expired prior to the 30th day following your termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day following your termination of employment occurs in the calendar year following the year of your termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year.

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi), and (vii): (i) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from The Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

For purposes of this Agreement, “Cause” shall mean a termination of your employment based upon a finding by the Company or its successor, acting in good faith and based on its reasonable belief at the time, that you (a) have been negligent in the discharge of your duties to the Company or its successor, have refused to perform stated or assigned duties or are incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties; (b) have been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) have breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or its successor; or have been convicted of, or pled guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses); (d) have materially breached any of the provisions of any agreement with the Company or its successor; (e) have engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company or its successor; or (f) have improperly induced a vendor or customer to break or terminate any contract with the Company or its successor or induced a principal for whom the Company or its successor acts as agent to terminate such agency relationship.

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For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or circumstances (i) a reduction in the amount of your base salary of more than ten (10) percent (except where such reduction applies to all vice presidents and officers of the Company); or (ii) the relocation of the Company’s headquarters to a place outside of a 50-mile radius from the company’s headquarters in South San Francisco, California. In order to establish a “Good Reason” for terminating employment, you must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 15 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days thereafter, and your termination of employment must occur no later than seven (7) days following the expiration of that 30-day cure period.

All severance or change of control payments shall be made in full compliance with Section 409A and shall begin only upon the date of your “separation from service” (as defined below), which occurs on or after the date of termination of the employment relationship, and shall be subject to the rules set forth below.

(a) It is intended that each installment of the severance or change of control payments and benefits provided under the offer letter shall be treated as a separate “payment” for purposes of Section 409 A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance or change of control payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance or change of control payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the severance or change of control payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance or change of control payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an

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involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this paragraph (d), “the Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

This Agreement shall be governed by and construed in accordance with California law.

If any provision of this Agreement is determined to be illegal or unenforceable, then the remainder of this Agreement nonetheless shall be fully enforceable and binding upon the parties hereto, and it is the intent of the parties that a court or arbitrator shall enforce the remainder of this Agreement to the maximum extent permitted by law.

This Agreement (a) represents our entire understanding regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings regarding such subject matter, whether oral or written, and (b) may not be modified or amended, except by a written instrument executed by you and by the Company’s Chief Executive Officer.

ACCEPTANCE

The undersigned agrees to and accepts the terms and conditions set forth above.

5/12/15	/s/ Michael Kavanaugh
Date	Michael Kavanaugh, Senior Vice President

5/12/15	/s/ Sean McCarthy
Date	Sean McCarthy, Chief Executive Officer

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